[UBS LOGO OMITTED]                                Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated February 24, 2006


UBS AG Enhanced Appreciation Securities
Linked to the S&P 500(R) Index
OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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 INDICATIVE TERMS
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  Issuer              UBS AG
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  Booking Branch      Jersey Branch
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  Issue Price         $10 per note
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  Underlying Index    S&P 500 Index
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  Term                18-months
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  Payment on          Investors will receive a cash payment at maturity that is
  Maturity Date       based on the Index Return:

                      IF THE INDEX RETURN IS POSITIVE, THE INDEX RETURN WILL BE TRIPLED, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 14.25% AND 16.25%, TO BE DETERMINED ON THE TRADE DATE.

                      IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR ALL OF THEIR PRINCIPAL AMOUNT.

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  Index Return        Index Ending Level-Index Starting Level
                      ---------------------------------------
                                Index Starting Level
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  Index Starting      The closing level of the Index on the Trade Date
  Level
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  Index Ending        The closing level of the Index on the Final Valuation Date
  Level
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  Trade Date          March 27, 2006
  (expected)
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  Settlement Date     March 31, 2006
  (expected)
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  Final Valuation     September 24, 2007
  Date (expected)
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  Maturity Date       September 28, 2007
  (expected)
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--------------------------------------------------------------------------------
 PRODUCT DESCRIPTION
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Enhanced Appreciation Securities ("EAS") linked to the S&P 500 Index perform best in a moderate-return environment. Provided that there is a positive S&P 500 return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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 BENEFITS
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[ ]  Strategically addresses moderate-return market environments
[ ] 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure
[ ]  Diversifies the equity portion of a portfolio through broad index exposure

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 SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3X POSITIVE INDEX RETURN TO A 15% MAXIMUM GAIN; 1X NEGATIVE INDEX
RETURN

  [GRAPHIC OMITTED]


 INDEX                            NOTE
 RETURN                           RETURN
 ------                           ------

 20%                              15%
 10%    3X INDEX RETURN TO CAP    15%
 5%                               15%

 4%                               12%
 3%                               9%
 2%        3X INDEX RETURN        6%
 1%                               3%
 0%                               0%
 -5%                              -5%
 -10%      1X INDEX DOWNSIDE >    -10%
 -20%                             -20%

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated February 24, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated February 24, 2006

--------------------------------------------------------------------------------
 INDEX DESCRIPTION
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THE STANDARD AND POOR'S 500 INDEX

The S&P 500 Index is published by Standard & Poor's, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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 HISTORICAL PERFORMANCE OF THE S&P 500 INDEX
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The graph below illustrates the performance of the index from 1/30/87 to 2/23/06

                                [GRAPH OMITTED]

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 INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 14.25% and 16.25%, the maximum gain on the Notes at maturity.

o    You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o    You seek an investment with a return linked to the performance of the Index

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 14.25% and 16.25%, the maximum gain on the Notes at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.


KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the notes if you hold your notes to maturity

o Your appreciation potential is limited by the maximum gain on the notes at maturity

o    You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

WHILE SOME OF THE RISKS CONSIDERATIONS ARE DESCRIBED ABOVE, INVESTORS ARE URGED TO REVIEW THE "RISK FACTOR" SECTION OF THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A FULL DESCRIPTION OF THE RISKS.


THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING PROPERTY OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING PROPERTY OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATIONS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-413-9657.